EXHIBIT 99.1

THOR Industries Announces First Quarter Fiscal 2023 Results

ANNOUNCES FULL-YEAR FISCAL 2023 OUTLOOK AMID CHALLENGING ENVIRONMENT

  Net sales for the first quarter were $3.11 billion, a decrease of 21.5% compared to the record first quarter of fiscal 2022 but an increase of 22.5% over the same quarter of fiscal year 2021.
  Consolidated gross profit margin for the first quarter was 15.7%, a decrease of 90 basis points when compared to the first quarter of fiscal year 2022 but an 80 basis point improvement over the first quarter of fiscal year 2021.
  Earnings per share for the first quarter were $2.53 per diluted share, down from $4.34 per diluted share in the same period of the prior fiscal year but up from $2.05 per diluted share in the first quarter of fiscal year 2021.
  Net cash provided by operations for the first quarter of fiscal 2023 was $94.0 million as compared to net cash provided by operations of $41.8 million for the first quarter of fiscal 2022.
  During the first quarter, the Company continued to execute on its share repurchase program, repurchasing $25.4 million of common stock, bringing the total amount repurchased since the December 2021 authorization to $190.5 million.
  The Company announced full-year fiscal 2023 net sales and diluted earnings guidance with a net sales estimate of between $11.5 billion to $12.5 billion and diluted earnings per share in the range of $7.40 to $8.70.

ELKHART, Ind., Dec. 07, 2022 (GLOBE NEWSWIRE) -- THOR Industries, Inc. (NYSE: THO) today announced financial results for its first fiscal quarter ended October 31, 2022.

“Following a record fiscal 2022, the RV market has been negatively affected by macroeconomic headwinds impacting our consumers and independent dealers. Given those conditions, our teams performed exceedingly well, exhibiting the value of their experience in navigating shifting markets, delivering net sales of $3.11 billion, consolidated gross profit margin of 15.7% and net income attributable to THOR of $136.2 million,” said Bob Martin, President and CEO of THOR Industries.

“Our first quarter results reflect the flexibility and disciplined execution of our teams to respond to dynamic market conditions. We proactively adjusted production levels of towable products to balance wholesale production with the pace of softening retail sales while making continued progress in restocking inventory levels of motorized product. Aligning our production with the shifting retail environment has been, and will continue to be, key to our success in the temporary softening of our market. As we have during prior periods of unfavorable retail environments, during the quarter we took advantage of our variable cost model to bring our cost structure in line with current market conditions.

“THOR has a proven track record of demonstrating resilience in economic down cycles, and we expect fiscal 2023 results to be no different. To be sure, the retail environment is being impacted by inflation and monetary policy driving higher interest rates. THOR is built to perform in these shifting conditions, with an unparalleled track record within the industry. The current environment is challenging, but it does not diminish the widely-shared, long-term optimism for the industry or for THOR. Successful execution in today’s environment is fundamental to driving long-term returns to our shareholders. Given that long-term independent dealer sentiment and consumer interest in the RV lifestyle remains positive, we remain confident in our ability to generate long-term value for our customers and shareholders,” said Martin.

First-Quarter Financial Results

Consolidated net sales were $3.11 billion in the first quarter of fiscal 2023, compared to $3.96 billion in the first quarter of fiscal 2022 and $2.54 billion in the first quarter of fiscal 2021.

Consolidated gross profit margin for the first quarter was 15.7%, a decrease of 90 basis points when compared to the first quarter of fiscal year 2022 but an 80 basis point improvement over the first quarter of fiscal year 2021.

Net income attributable to THOR Industries and diluted earnings per share for the first quarter of fiscal 2023 were $136.2 million and $2.53, respectively, compared to $242.2 million and $4.34, respectively, for the prior-year period and $113.8 million and $2.05, respectively, for the first quarter of fiscal 2021.

Our consolidated results were driven by the results of our individual segments as noted below.

Segment Results

North American Towable RVs

($ in thousands)	Three Months Ended October 31,		% Change
	2022	2021
Net Sales	$1,317,806	$2,240,834	(41.2)
Gross Profit	$195,866	$408,539	(52.1)
Gross Profit Margin %	14.9	18.2
Income Before Income Taxes	$111,007	$266,282	(58.3)

	As of October 31,		% Change
($ in thousands)	2022	2021
Order Backlog	$1,567,829	$10,444,698	(85.0)
  North American Towable RV net sales were down 41.2% for the first quarter of fiscal 2023 compared to the prior-year period. The decrease was driven primarily by a 52.8% decrease in unit shipments, partially offset by net selling price increases and a change in product mix.
  North American Towable RV gross profit margin was 14.9% for the first quarter of fiscal 2023, compared to 18.2% in the prior-year period. The decrease in gross profit margin for the first quarter was primarily driven by an increase in sales discounts, and higher warranty and overhead costs as a percentage of sales.
  North American Towable RV income before income tax for the first quarter of fiscal 2023 was $111.0 million, compared to $266.3 million in the first quarter last year, driven by the decrease in North American Towable net sales.

North American Motorized RVs

($ in thousands)	Three Months Ended October 31,		% Change
	2022	2021
Net Sales	$1,123,519	$925,028	21.5
Gross Profit	$185,735	$139,721	32.9
Gross Profit Margin %	16.5	15.1
Income Before Income Taxes	$124,433	$88,898	40.0

	As of October 31,		% Change
($ in thousands)	2022	2021
Order Backlog	$2,864,309	$4,277,378	(33.0)
  North American Motorized RV net sales increased 21.5% the first quarter of fiscal 2023 compared to the prior-year period. The increase in motorized net sales for the quarter was driven primarily by an increase in unit shipments of 11.1% due to continuing dealer restocking of certain motorized products, and net selling price increases, partially offset by changes in product mix.
  North American Motorized RV gross profit margin was 16.5% for the first quarter of fiscal 2023, compared to 15.1% in the prior-year period. The improvement in gross profit margin for the first quarter was primarily driven by net selling price increases and product mix changes.
  North American Motorized RV income before income tax for the first quarter of fiscal 2023 increased to $124.4 million compared to $88.9 million a year ago, driven by the increase in North American motorized net sales.

European RVs

($ in thousands)	Three Months Ended October 31,		% Change
	2022	2021
Net Sales	$504,302	$632,997	(20.3)
Gross Profit	$68,865	$67,444	2.1
Gross Profit Margin %	13.7	10.7
Loss Before Income Taxes	$(6,468)	$(17,976)	64.0

	As of October 31,		% Change
($ in thousands)	2022	2021
Order Backlog	$2,985,205	$3,348,355	(10.8)
  European RV net sales decreased 20.3% for the first quarter of fiscal 2023 compared to the prior-year period, driven by a 19.3% decrease in unit shipments due primarily to continuing chassis supply constraints. The decrease due to the foreign exchange rate decline of 14.4% was essentially offset by net selling price increases and product mix changes.
  European RV gross profit margin was 13.7% of net sales for the first quarter compared to 10.7% in the prior-year period. This improvement in gross profit margin for the quarter was primarily driven by net selling price increases, product mix changes and improved labor and warranty costs, partially offset by an increase in overhead costs as a percentage of sales.
  European RV loss before income tax for the first quarter of fiscal 2023 was $6.5 million, compared to net loss before income tax of $18.0 million during the first quarter of fiscal 2022. The improvement in loss before income taxes was primarily driven by the improvement in the gross margin percentage.

Management Commentary

“Our strong first quarter performance reflects the value created by the strategic initiatives the management teams throughout THOR have implemented over a multi-year period which are dedicated to improving sustainable profitability,” said Todd Woelfer, Senior Vice President and Chief Operating Officer.

“Within our North American Towables segment, our operating teams prudently reduced production in advance of our North American Dealer Open House, held in late September 2022, to position our independent dealers' inventory levels favorably as they entered the new model year. These actions were a key driver to our strong first quarter performance despite the macroeconomic conditions. Within our North American Motorized and European segments, ongoing pricing actions and process improvements helped offset material cost pressures as we continued to make progress in restocking dealer inventory levels. We have been more successful in restocking our North American Motorized segment than we have been in Europe where we face a higher level of ongoing chassis supply challenges. As we enter the traditionally slower winter retail season, we will remain disciplined relative to market conditions impacting each of our individual operating segments,” continued Woelfer.

“In addition to managing through the near-term environment, we continue to make progress against long-term growth initiatives related to automation, innovation, supply chain and aftermarket. Airxcel has organically invested to expand its operations and will be offering a number of new products in the coming calendar year while a key strategic partnership with Harbinger was announced which will further our innovation efforts as we advance our eMobility strategy. We have also made significant steps towards executing our aftermarket strategy and look forward to begin realizing on that strategy this fiscal year. These highlighted initiatives will not only strengthen the long-term performance and earnings power of our company, but they also demonstrate our commitment to being the global leader in the RV industry as we drive to deliver an ever-improving experience for our end consumers,” added Woelfer.

“In the first quarter of fiscal 2023, we generated cash flow from operations of $94.0 million, which allowed us to reinvest into the business, further strengthen our balance sheet and return capital to shareholders during the quarter. In October, we announced a 5% increase in our regular quarterly dividend, which marked our 13th consecutive year of increasing our dividend. In addition, we remain focused on reducing our overall debt with a paydown of $15.0 million on our asset-based credit facility and principal payments of $12.4 million on our term-loan credit facility during the quarter. Also within the quarter, we repurchased $25.4 million of our common stock, representing 338,733 shares at an average repurchase price of $75.01. Our ability to generate cash from operations, even in challenging market conditions, empowers us to continue to execute on our long-term strategies which are designed to separate THOR from its competition and drive long-term value to our shareholders,” said Colleen Zuhl, Senior Vice President and Chief Financial Officer.

Outlook

“Looking ahead, we fully expect fiscal 2023 to be a dynamic and challenging operating environment given the current macroeconomic conditions and future uncertainties that exist. While we do not expect to be immune from these challenges, THOR has an unrivaled and proven track record within the RV industry of successfully managing through economic cycles and coming out of industry downturns as a stronger company. We remain confident that THOR’s proven variable cost model, most recently demonstrated at the depth of the pandemic in fiscal 2020, along with the strength and experience of our management teams, will position THOR to demonstrate its resilience once again in fiscal 2023. At the same time, our strong balance sheet and cash flow generation profile allows us to invest in our strategic growth initiatives that will drive sustainable long-term growth for the benefit of our consumers and shareholders,” added Martin.

Fiscal 2023 Guidance

“Last fiscal year, we announced that we would begin giving guidance. In the interim time frame, the market conditions shifted and now present a very complex background for our initial guidance. The market will certainly continue to shift as we move through the fiscal year. Despite these factors, we are confident in our ability to perform. We have the most talented and experienced group of leaders and employees in the industry, we react quickly and decisively, we focus on the financial fundamentals of maintaining a strong balance sheet, generating robust cash flows from operations, investing for our future and generating strong returns to our shareholders, and above all else we concentrate on providing the best products to our dealers and end consumers,” concluded Martin.

The RVIA recently revised its North American wholesale forecast for calendar years 2022 and 2023, projecting total shipments to be between 379,200 and 403,600 units for calendar 2023. The Company is aligned with the RVIA’s forecast and expects North American retail to slightly outpace North American wholesale shipments as independent dealers adjust the level of stocking to reflect current conditions. Given the factors currently impacting our independent dealers and end consumers as well as recognizing the numerous uncertainties that exist in the segments and geographies we serve, the Company expects to achieve the following during fiscal year 2023:

  Consolidated net sales in the range of $11.5 billion to $12.5 billion
  Consolidated gross profit margin in the range of 14.2% to 14.9%
  Diluted earnings per share in the range of $7.40 to $8.70

During our fiscal 2023 second quarter, the first retail shows of the calendar 2023 selling season will be held. These shows will provide important data points that will help inform our expectations. The Company expects to provide quarterly updates to our guidance and, as the industry leader, will also provide timely updates on changing market conditions when they materially impact the Company’s guidance, as they become apparent.

Supplemental Earnings Release Materials

THOR Industries has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics.

To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating companies which, combined, represent the world’s largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rate fluctuations and their potential impact on the general economy and, specifically, on our profitability and on our independent dealers and consumers; the extent and impact from the continuation of the COVID-19 pandemic, along with the responses to contain the spread of the virus, or its variants, by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, our labor force, our production or other aspects of our business; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2022 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2022.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED OCTOBER 31, 2022 AND 2021
($000’s except share and per share data) (Unaudited)

	Three Months Ended October 31,
	2022	% Net Sales (1)	2021	% Net Sales (1)

Net sales	$3,108,084		$3,958,224

Gross profit	$486,476	15.7%	$655,424	16.6%

Selling, general and administrative expenses	241,624	7.8%	295,883	7.5%

Amortization of intangible assets	35,219	1.1%	33,214	0.8%

Interest expense, net	22,807	0.7%	20,720	0.5%

Other income (expense), net	(7,555)	(0.2)%	7,235	0.2%

Income before income taxes	179,271	5.8%	312,842	7.9%

Income taxes	41,848	1.3%	68,039	1.7%

Net income	137,423	4.4%	244,803	6.2%

Less: net income attributable to non-controlling interests	1,238	—%	2,561	0.1%

Net income attributable to THOR Industries, Inc.	$136,185	4.4%	$242,242	6.1%

Earnings per common share
Basic	$2.54		$4.37
Diluted	$2.53		$4.34

Weighted-avg. common shares outstanding – basic	53,656,415		55,422,854
Weighted-avg. common shares outstanding – diluted	53,928,751		55,790,712

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000’s) (Unaudited)

	October 31, 2022	July 31, 2022		October 31, 2022	July 31, 2022
Cash and equivalents	$291,704	$311,553	Current liabilities	$1,621,816	$1,755,916
Accounts receivable, net	809,319	944,181	Long-term debt	1,714,636	1,754,239
Inventories, net	1,852,872	1,754,773	Other long-term liabilities	293,854	297,323
Prepaid income taxes, expenses and other	39,718	51,972	Stockholders’ equity	3,650,959	3,600,654
Total current assets	2,993,613	3,062,479
Property, plant & equipment, net	1,268,883	1,258,159
Goodwill	1,783,954	1,804,151
Amortizable intangible assets, net	1,070,815	1,117,492
Deferred income taxes and other, net	164,000	165,851
Total	$7,281,265	$7,408,132		$7,281,265	$7,408,132

Contact:
Michael Cieslak, CFA
mcieslak@thorindustries.com
(574) 294-7724